EXHIBIT 99.1

Contacts:

Paul Rosenbaum	Investors
Rentrak Corporation	PondelWilkinson Parham
Chairman & CEO	Ron Parham
503-284-7581	503-297-0202
par@rentrak.com	rparham@pondel.com

RENTRAK REPORTS SECOND QUARTER FINANCIAL RESULTS

– Company Continues Successful Development of Second-by-Second Television Audience Measurement System –

PORTLAND, Ore. (November 6, 2007)—Rentrak Corp. (Nasdaq:RENT) today announced financial results for its second fiscal quarter ended September 30, 2007.

Consolidated revenues totaled $22.9 million compared with revenues of $24.1 million in last year’s second fiscal quarter. Revenues in the company’s Pay-Per-Transaction (PPT) segment totaled $20.4 million, a decline of 8.0 percent from revenues of $22.1 million in last year’s comparable quarter, reflecting a lower quantity of rental transactions, in part due to titles of lesser consumer appeal available under revenue-sharing terms during the quarter.

Second quarter revenues in the company’s Advanced Media Information (AMI) segment increased 27.8 percent to $2.5 million compared with $2.0 million in last year’s second fiscal quarter, reflecting incremental revenues from new and existing customers of the company’s Essentials Suite™ of media measurement services.

Selling and administrative expenses in the second quarter totaled $6.3 million, compared with $5.9 million in last year’s second quarter. Approximately $0.2 million of the increase in spending related to the company’s continuing investments to develop and enhance its AMI services that are still in early stages of operation.

Second fiscal quarter net income totaled $1.2 million, or $0.10 per diluted share, compared with $1.9 million, or $0.17 per diluted share, in last year’s comparable period.

During the second quarter, the company repurchased a total of 104,571 shares of its common stock for approximately $1.2 million, or an average price of $11.69 per share, under the board of directors’ January 2006 authorization to repurchase up to 1,000,000 shares. As of September 30, 2007, approximately 701,929 shares remained available for repurchase under this plan. Through the first six months of fiscal 2008, the company generated $2.3 million in cash from operations, contributing to cash and equivalents and marketable securities of $34.4 million at September 30, 2007, compared with $33.5 million at March 31, 2007.

Rentrak Fiscal 2008 Second Quarter Earnings

Rentrak Chairman and Chief Executive Officer Paul Rosenbaum commented, “Second quarter net income of $0.10 per diluted share exceeded our expectations primarily due to solid control of operating expenses, while we expanded our AMI segment revenues and continued to invest in the development of new media measurement services. We expect the combination of our planned investment spending, together with reduced availability of revenue-sharing titles, to impact earnings per share during the third fiscal quarter, but expect a sequential increase in earnings in the fourth quarter driven by improved margins on revenue-sharing titles and continued steady growth in our AMI segment.”

Rosenbaum continued, “In September, Rentrak unveiled TV Essentials – our newest media measurement service under development – which is designed to measure anonymous, second-by-second audience viewing patterns around all television programming and advertising. We currently have access to 500,000 set-top-boxes (STBs) made available to us through different network operators from multiple TV markets from which we are collecting, aggregating and reporting anonymous, second-by-second data to our development partners. Similar to our On Demand Essentials service that is collecting anonymous, census-level data representing more than 45 million STBs, we have architected TV Essentials to comfortably scale to handle this same granular level of anonymous data from significantly more STBs in the 110 million U.S. TV households today. Working with these development partners, we are in the process of validating the system design and scalability, refining the data collection processes, and developing standardized reports for a variety of anticipated users, including network operators, content providers, advertising agencies and their clients. Assuming the development process continues smoothly and we continue to gain access to sufficient quantities of STB data, we plan to launch TV Essentials in the second half of calendar 2008.

“We believe Rentrak’s ability to report actual anonymous second-by-second program and advertising audience viewership data from tens of millions of STBs represents a huge technological and informational leap from today’s television measurement standard. Rentrak’s solution will address the needs of networks and advertisers – large and small alike – for timely measurement and accountability.”

Rosenbaum concluded, “We are very encouraged by the progress we’re making on our strategic initiatives and the increasing awareness and interest in our Essentials services among potential customers and investors. We continue to expect the company to be cash-flow and earnings positive over the remainder of the fiscal year, providing the necessary funding to continue investing in our growing portfolio of innovative media measurement services.”

Rentrak Fiscal 2008 Second Quarter Earnings

Conference Call

Rentrak has scheduled a conference call for 2 p.m. (PST) November 6, 2007 to discuss the company’s financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 866.383.8009 from the U.S. or Canada, or 617.597.5342 for international callers, passcode 74156838. This call is being web cast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through November 6, 2008. An audio replay of the conference call is available through midnight November 13 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 94157910.

About Rentrak Corporation

Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries.  The company’s Entertainment Essentials™ suite of services is redefining media measurement in the digital broadband era.  Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies.  Available by license or subscription, each Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage.  For further information, please visit Rentrak’s corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2007 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

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(Financial Tables Follow)

Rentrak Fiscal 2008 Second Quarter Earnings

Rentrak Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	September 30,	March 31,
	2007	2007
Assets
Current Assets:
Cash and cash equivalents	$14,662	$11,351
Marketable securities	19,699	22,105
Accounts receivable, net of allowances for doubtful accounts of $488 and $596	17,066	19,965
Note receivable	396	385
Advances to program suppliers, net of program supplier reserves of $18 and $23	77	166
Deferred income tax assets	77	77
Other current assets	1,110	574
Total Current Assets	53,087	54,623

Property and Equipment, net of accumulated depreciation of $6,962 and $6,325	5,746	5,097
Other Assets	656	652
Total Assets	$59,489	$60,372

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,751	$13,707
Taxes payable	336	125
Accrued liabilities	412	455
Deferred rent, current portion	90	90
Accrued compensation	986	1,631
Deferred revenue	764	460
Total Current Liabilities	12,339	16,468

Deferred Rent, long-term portion	1,019	1,050
Deferred Income Tax Liabilities	204	333
Taxes payable, long term	1,675	—
Notes Payable	960	955
Total Liabilities	16,197	18,806

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding: 10,740 and 10,724	11	11
Capital in excess of par value	48,486	48,155
Accumulated other comprehensive income	393	132
Accumulated deficit	(5,598)	(6,732)
Total Stockholders’ Equity	43,292	41,566
Total Liabilities and Stockholders’ Equity	$59,489	$60,372

Rentrak Fiscal 2008 Second Quarter Earnings

Rentrak Corporation and Subsidiaries

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2007	2006	2007	2006
Revenue	$22,866	$24,083	$47,203	$50,984
Cost of sales	14,926	15,499	30,890	34,030
Gross margin	7,940	8,584	16,313	16,954

Selling and administrative	6,278	5,895	12,717	11,906
Income from operations	1,662	2,689	3,596	5,048

Other income (expense):
Interest income	410	341	817	695
Interest expense	(2)	(1)	(4)	(2)
	408	340	813	693

Income before income taxes	2,070	3,029	4,409	5,741
Provision for income taxes	910	1,098	1,946	2,222
Net income	$1,160	$1,931	$2,463	$3,519

Basic net income per share	$0.11	$0.18	$0.23	$0.33

Diluted net income per share	$0.10	$0.17	$0.22	$0.32

Shares used in per share calculations:
Basic	10,759	10,553	10,743	10,617
Diluted	11,260	11,102	11,271	11,129